SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15


Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to file Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                         Commission File Number 0-28670

                                 TV FILME, INC.
             (Exact name of registrant as specified in its charter)


                c/o ITSA-Intercontinental Telecomunicacoes Ltda.
                               SCS, Quadra 07-Bl.A
                          Ed. Executive Tower, Sala 601
                         70.300-911 Brasilia-DF, Brazil
                               011-55-61-314-9908
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices, including zip code)


                     Common Stock, par value $.01 per share
            (Title of each class of securities covered by this Form)


                                      None
              (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d)remains)



Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4 (a) (1) (i)   |X|           Rule 12h-3 (b) (1) (ii)    |_|
           Rule 12g-4 (a) (1) (ii)  |_|           Rule 12h-3 (b) (2) (i)     |_|
           Rule 12g-4 (a) (2) (i)   |_|           Rule 12h-3 (b) (2) (ii)    |_|
           Rule 12g-4 (a) (2) (ii)  |_|           Rule 15d-6                 |_|
           Rule 12h-3 (b) (1) (i)   |X|


                  Approximate number of holders of record as of
                        the certification or notice date:

                                    None (0)

        Pursuant to the requirements of the Securities Exchange Act of 1934, ITSA Ltd. (successor issuer to TV Filme, Inc.) has duly caused this certification/notice to be signed on its behalf by the undersigned hereunto duly authorized person.


                                 ITSA LTD.


Date: July 25, 2000              By:  /s/ Hermano Studart Lins de Albuquerque
                                      ------------------------------------------
                                      Name:  Hermano Studart Lins de Albuquerque
                                      Title: Chief Executive Officer